Exhibit 99.1

Banc of California Reports Second Quarter 2019 Earnings
SANTA ANA, Calif., (July 25, 2019) — (BUSINESS WIRE) — Banc of California, Inc. (NYSE: BANC) today reported net income available to common stockholders of $11.9 million, for the second quarter of 2019, resulting in diluted earnings per common share of $0.23.
Highlights for the second quarter included:

•	Net interest margin increased by 5 basis points from the prior quarter to 2.86% for the second quarter, resulting from a 5 basis point decline in our cost of deposits

•	Loan production was $599 million for the quarter, including $186 million of commercial and industrial loan commitments

•	Loan delinquencies decreased by 12.2% from the prior quarter to $52.2 million

•
Held-for-investment loan balances for the second quarter decreased to $6.7 billion as we sold lower coupon single family and multifamily loans and transferred $574 million of multifamily loans to held-for-sale, pending a planned Freddie Mac securitization

•	Collateralized loan obligations declined to $737 million following $298 million of sales and calls

•
Noninterest expense was $43.6 million for the quarter, including non-core expenses of $6.2 million of litigation, indemnification, investigation and other legal fees, $12.6 million of insurance recoveries, and net project charge-offs of $869 thousand

•	Efficiency ratio for the second quarter decreased to 69.75%

•	Return on average assets increased to 0.69%, while return on average tangible common equity was 7.43%

Jared Wolff, President and Chief Executive Officer of Banc of California, commented, “The second quarter results reflect our accelerated efforts to focus on our three initiatives designed to improve our franchise and profitability on an ongoing basis: reducing our cost of deposits, optimizing the balance sheet to focus on higher-margin products and appropriately managing down expenses to the size and complexity of the business. Through these efforts, we continue to transform our franchise into a relationship-focused community bank, maintaining our high credit quality and serving businesses, entrepreneurs and individuals within our footprint. Further, as part of our efforts to improve our balance sheet, we commenced today a tender offer for our preferred equity for up to $75 million aggregate purchase price.”
Speaking specifically about operational results for the quarter, John Bogler, Chief Financial Officer of Banc of California said “The sales of non-core and low-margin assets allowed us to reduce high costing deposits, resulting in a 5 basis point decline in the cost of total deposits. Efforts to simplify our operating model allowed noninterest expense and operating expenses each to come in below $50 million for the quarter, which is ahead of our schedule for reducing expenses.”

Exhibit 99.1

Business Results - Income Statement Highlights

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total interest and dividend income	$104,040	$110,712	$111,130	$107,774	$105,185
Total interest expense	39,260	42,904	40,448	36,582	32,421
(Reversal of) provision for loan and lease losses	(1,987)	2,512	6,653	1,410	2,653
Net interest income after provision for loan and lease losses	66,767	65,296	64,029	69,782	70,111
Total noninterest (loss) income	(2,290)	6,295	2,448	4,824	8,061
Total noninterest expense	43,587	61,835	49,569	60,877	62,539
Income tax expense	4,308	2,719	6,117	3,301	1,779
Income from continuing operations	16,582	7,037	10,791	10,428	13,854
Income from discontinued operations	—	—	247	668	926
Net income	$16,582	$7,037	$11,038	$11,096	$14,780
Net interest income
Net interest income for the second quarter decreased to $64.8 million as we sold non-core assets and repaid high cost funding during the quarter. For the second quarter, average interest-earning assets declined from the prior quarter by $695 million to $9.1 billion, while the net interest margin improved by 5 basis points versus the prior quarter.
Our average yield on interest-earning assets remained flat at 4.59% for the second quarter as compared to the first quarter of 2019, primarily attributable to an increase in our average yield on loans partially offset by a decrease in our average yield on securities. Our average yield on loans came in at 4.80% for the second quarter which increased by 4 basis points from the prior quarter, primarily attributable to a reduction in lower-yielding single family residential mortgage and multifamily loans. Our average yield on securities decreased primarily as a result of an interest rate reset on our collateralized loan obligations and a decrease in our average balance attributable to the sale and calls of $298 million of our higher yielding collateralized loan obligations during the second quarter. The decline in the average balance of collateralized loan obligations was also due to sales that occurred late in the first quarter of 2019. We sold a significant amount of these securities at the end of the first quarter, with the full impact of the first quarter sales reflected in the second quarter.
Our average cost of interest-bearing liabilities decreased to 2.09% for the second quarter from 2.12% for the first quarter, primarily resulting from a 5 basis point decrease in our average cost of total deposits from the prior quarter to 1.62% for the second quarter. The decrease in our cost of deposits from the prior quarter primarily resulted from the shift in our deposit strategy to focus on relationship-based customers and de-emphasize high-rate transactional customers.
Provision for loan losses
During the second quarter, we released $2.0 million of our allowance for loan losses primarily attributable to a decrease in the held-for-investment loan portfolio, partially offset by an increase in net charge-offs and other qualitative provisions during the quarter. The decrease in the loan portfolio primarily resulted from the sale of $178 million of multifamily loans and the transfer of $574 million of multifamily loans to held-for-sale. During the quarter, we had $2.4 million in net charge-off activity and a $900 thousand increase in our specific reserves. The net charge-offs were driven primarily by a charge-off of $2.0 million on one commercial and industrial loan relationship.
Noninterest (loss) income
Noninterest (loss) income for the second quarter was $(2.3) million, which represented a decrease of $8.6 million, or 136.38% from the prior quarter. The decrease is primarily attributable to a $9.6 million loss on our hedge of the pending Freddie Mac multifamily securitization in which we also plan to sell the associated mortgage servicing rights. The $9.6 million hedging loss is due to a decline in interest rates since the hedge was executed and is expected to be mostly offset by the gain in fair value of the loans sold into the securitization in the third quarter. This was partially offset by an increase of $1.3 million in our gain on sale of loans during the second quarter, resulting from the sale of $178 million and $344 million of multifamily and single family residential mortgage loans, respectively.

Exhibit 99.1

Noninterest expense
Noninterest expense for the second quarter was $43.6 million, which represented a decrease of $18.2 million, or 29.5%, from the prior quarter. The decrease primarily relates to: (1) a $13.9 million decline in our professional fees, primarily attributable to $6.2 million of insurance recoveries net of expenses related to securities litigation, indemnification, investigation and other legal expenses in the second quarter as compared to $3.0 million of net expense in the prior quarter, (2) $158 thousand reversal true-up related to restructuring expense in the second quarter as compared to $2.8 million of restructuring expense in the prior quarter, and (3) a 933 thousand decrease in our compensation expense resulting from lower headcount. The net recovery of $6.2 million in insurance proceeds from the securities litigation, indemnification, investigation and other legal expenses reduced our efficiency ratio by 10%.
Income taxes
Taxes totaled $4.3 million for the quarter, representing an increase of 58% from the prior quarter, and an effective tax rate of 20.62%. During the second quarter of 2019, we closed on a tax planning strategy investment that is expected to produce $3.4 million of investment tax credits in 2019, resulting in a 5% reduction in the projected annual effective tax rate. For the full year, we expect our tax rate to normalize closer to 20%.

Balance Sheet
The following table shows selected balance sheet line items as of June 30, 2019 and for the previous four quarters. As indicated in the table below, at June 30, 2019, total assets were approximately $9.4 billion, which represented a decrease of $527 million million consistent with our strategic shift towards reducing our balance sheet and focusing on relationship lending.

	As of and for the Three Months Ended					Amount Change
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	Q2-19 vs. Q1-19	Q2-19 vs. Q2-18

Total assets	$9,359,931	$9,886,525	$10,630,067	$10,260,822	$10,319,280	$(526,594)	$(959,349)
Securities available-for-sale	$1,167,687	$1,471,303	$1,992,500	$2,059,832	$2,297,124	$(303,616)	$(1,129,437)
Loans held-for-investment	$6,719,570	$7,557,200	$7,700,873	$7,253,293	$7,036,004	$(837,630)	$(316,434)
Loans held-for-sale	$597,720	$25,191	$8,116	$9,382	$13,753	$572,529	$583,967

Demand deposits	$2,571,646	$2,694,199	$2,579,770	$2,775,347	$2,783,432	$(122,553)	$(211,786)
Other core deposits	3,239,667	3,735,667	3,793,605	3,638,624	3,666,159	(496,000)	(426,492)
Brokered deposits	480,977	1,295,066	1,543,269	987,771	686,203	(814,089)	(205,226)
Total Deposits	$6,292,290	$7,724,932	$7,916,644	$7,401,742	$7,135,794	$(1,432,642)	$(843,504)
As percentage of total deposits
Demand deposits	40.87%	34.88%	32.59%	37.50%	39.01%	5.99%	1.86%
Other core deposits	51.49%	48.36%	47.92%	49.16%	51.38%	3.13%	0.11%
Brokered deposits	7.64%	16.76%	19.49%	13.35%	9.62%	(9.12)%	(1.98)%

Average Loan Yield	4.80%	4.76%	4.74%	4.70%	4.63%	0.04%	0.17%
Average Cost of Interest-Bearing Deposits	1.89%	1.92%	1.77%	1.58%	1.34%	(0.03)%	0.55%
Investments
Securities available-for-sale declined to $1.2 billion, a decrease of 20.6% from the previous quarter, primarily due to the continued reduction in the size of the collateralized loan obligation portfolio. During the second quarter, $298 million of collateralized loan obligations were sold or called. As of June 30, 2019, our securities balance included $737 million of collateralized loan obligations, $852 thousand of small business administration loan pool securities, $429 million of agency residential mortgage-backed securities and $285 thousand of non-agency residential mortgage-backed securities.

Exhibit 99.1

Loans
The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2019 and the previous four quarters.

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Composition of held-for-investment loans
Commercial real estate	$856,497	$865,521	$867,013	$823,193	$793,855
Multifamily	1,598,978	2,332,527	2,241,246	2,112,190	1,959,965
Construction	209,029	211,549	203,976	200,294	211,110
Commercial and industrial	1,951,707	1,907,102	1,944,142	1,673,055	1,742,559
SBA	80,929	74,998	68,741	71,494	78,092
Total commercial loans	4,697,140	5,391,697	5,325,118	4,880,226	4,785,581
Single family residential mortgage	1,961,065	2,102,694	2,305,490	2,300,069	2,174,183
Other consumer	61,365	62,809	70,265	72,998	76,240
Total consumer loans	2,022,430	2,165,503	2,375,755	2,373,067	2,250,423
Total gross loans	$6,719,570	$7,557,200	$7,700,873	$7,253,293	$7,036,004
Composition percentage of held-for-investment loans
Commercial real estate	12.7%	11.5%	11.3%	11.3%	11.3%
Multifamily	23.8%	30.9%	29.2%	29.1%	27.9%
Construction	3.1%	2.8%	2.6%	2.8%	3.0%
Commercial and industrial	29.1%	25.2%	25.2%	23.1%	24.8%
SBA	1.2%	1.0%	0.9%	1.0%	1.1%
Total commercial loans	69.9%	71.4%	69.2%	67.3%	68.1%
Single family residential mortgage	29.2%	27.8%	29.9%	31.7%	30.9%
Other consumer	0.9%	0.8%	0.9%	1.0%	1.0%
Total consumer loans	30.1%	28.6%	30.8%	32.7%	31.9%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans decreased to $6.7 billion driven mostly by the transfer of $574 million of multifamily loans from held-for-investment to held-for-sale during the quarter and the sale of $178 million and $131 million of multifamily and single family residential mortgage loans, respectively, partially offset by quarterly net production of $45 million. The quarterly net production increased from the prior quarter primarily as a result of new loan growth of $63 million during the quarter, and $128 million of single family residential mortgage loan production in the second quarter as opposed to $183 million during the first quarter of 2019. The $128 million of single family residential mortgage loan production in the second quarter represented funding on commitments made prior to our decision to discontinue the single family residential mortgage loan business. Going forward, we would expect minimal production from this business in the third and fourth quarters of 2019 as we focus on relationship lending.
Commercial real estate loans comprised 12.7% of the loan portfolio and commercial and industrial loans constituted 29.1%, with yields of 4.67% and 5.77%, respectively. During the second quarter of 2019, our commercial and industrial loan production was $186 million, which represented an increase of 12.6% over the prior quarter.
Held-for-sale loans increased by $573 million primarily resulting from the transfer of certain multifamily loans from loans held-for-investment related to our pending Freddie Mac multifamily securitization which is expected to close during the third quarter of 2019. The loans included in the securitization have a weighted average coupon of 3.79% and a weighted average term to initial reset of 3.5 years. The related mortgage servicing rights will also be sold.
Excluding the aforementioned loan sales and loans transferred to held-for-sale, the loan portfolio had net growth of $45 million from the prior quarter.

Exhibit 99.1

Deposits
The following table sets forth the composition of our deposits at June 30, 2019 and the previous four quarters.

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Composition of deposits
Noninterest-bearing checking	$993,745	$1,120,700	$1,023,360	$1,061,557	$1,005,032
Interest-bearing checking	1,577,901	1,573,499	1,556,410	1,713,790	1,778,400
Money market	800,898	899,330	873,153	856,886	1,136,335
Savings	1,061,115	1,151,442	1,265,847	1,269,489	1,175,275
Non-brokered certificates of deposit	1,479,137	1,684,895	1,654,605	1,512,249	1,354,549
Brokered certificates of deposit	379,494	1,295,066	1,543,269	987,771	686,203
Total deposits	$6,292,290	$7,724,932	$7,916,644	$7,401,742	$7,135,794
Composition percentage of deposits
Noninterest-bearing checking	15.8%	14.5%	12.9%	14.3%	14.1%
Interest-bearing checking	25.1%	20.4%	19.7%	23.2%	24.9%
Money market	12.7%	11.6%	11.0%	11.6%	15.9%
Savings	16.9%	14.9%	16.0%	17.2%	16.5%
Non-brokered certificates of deposit	23.5%	21.8%	20.9%	20.4%	19.0%
Brokered certificates of deposit	6.0%	16.8%	19.5%	13.3%	9.6%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Deposits finished the second quarter at $6.3 billion, with noninterest-bearing deposits decreasing approximately $127 million. The decline in noninterest-bearing deposits for the quarter consisted primarily of transactional balances that fluctuate throughout the quarter but are expected to return. For the second quarter, the average balance of noninterest-bearing deposits was $1.034 billion up from the first quarter average balance of $1.022 billion. Total deposits decreased by $1.4 billion, of which $916 million was as a result of maturities on our brokered certificates of deposit and no new brokered certificates of deposit were acquired during the quarter.
Debt
Advances from the Federal Home Loan Bank (“FHLB”) increased $890 million, or 95%, to $1.8 billion as of June 30, 2019, as a result of overnight advances with the FHLB that we plan to pay down with the proceeds from the sale of loans sold into the Freddie Mac multifamily securitization which is expected to close in the third quarter. At the end of the quarter, the maturity dates of FHLB advances consisted of $645 million of overnight, $400 million maturing in 3 months or less, and $780 million maturing beyond 3 months. As of the end of the quarter, the overnight advance interest rate was 2.52%.
Equity
At June 30, 2019, stockholders’ equity increased by $15.2 million to $963.5 million, while tangible common equity was $690.2 million. The improvement in stockholders’ equity partially related to the improvement within our accumulated other comprehensive income as a result of other comprehensive income of $5.4 million. During the second quarter of 2019, we reduced the dividend per common share from 13 cents to 6 cents. Subsequent to June 30, 2019, we launched a tender offer for our preferred equity for up to $75 million aggregate purchase price with the tender offer expected to close by the end of August.
Capital remains strong with total risk based capital at 14.88% and a tier 1 leverage ratio of 9.62%. The following table sets forth our regulatory capital ratios at June 30, 2019 and the previous four quarters.

Exhibit 99.1

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Capital Ratios
Banc of California, Inc.
Total risk-based capital ratio	14.88%	14.01%	13.71%	14.05%	14.71%
Tier 1 risk-based capital ratio	13.91%	13.03%	12.77%	13.15%	13.83%
Common equity tier 1 capital ratio	10.41%	9.72%	9.53%	9.80%	9.90%
Tier 1 leverage ratio	9.62%	8.87%	8.95%	8.99%	9.30%
Banc of California, NA
Total risk-based capital ratio	16.56%	15.79%	15.71%	15.94%	16.63%
Tier 1 risk-based capital ratio	15.60%	14.81%	14.77%	15.04%	15.74%
Common equity tier 1 capital ratio	15.60%	14.81%	14.77%	15.04%	15.74%
Tier 1 leverage ratio	10.80%	10.07%	10.36%	10.29%	10.58%
Credit Quality

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$34,938	$44,840	$26,684	$20,265	$15,097
90+ days delinquent	17,272	14,623	13,846	15,269	11,453
Total delinquent loans	$52,210	$59,463	$40,530	$35,534	$26,550
Total delinquent loans to total loans	0.78%	0.79%	0.53%	0.49%	0.38%
Non-performing assets, excluding loans held-for-sale
Non-performing loans	$28,499	$27,739	$21,585	$25,523	$22,290
90+ days delinquent and still accruing loans	275	731	470	—	—
Other real estate owned	276	316	672	434	710
Non-performing assets	$29,050	$28,786	$22,727	$25,957	$23,000
ALLL to non-performing loans	206.86%	224.40%	281.99%	226.39%	254.28%
Non-performing loans to total loans held-for-investment	0.43%	0.38%	0.29%	0.35%	0.32%
Non-performing assets to total assets	0.31%	0.29%	0.21%	0.25%	0.22%
Troubled debt restructurings (TDRs)
Performing TDRs	$20,245	$5,574	$5,745	$5,580	$5,648
Non-performing TDRs	2,428	1,943	2,276	2,684	2,701
Total TDRs	$22,673	$7,517	$8,021	$8,264	$8,349
Loan delinquencies decreased by 12.2% to $52.2 million at June 30, 2019, primarily related to the decrease in our 30 to 89 days delinquent loans. The decrease in our total delinquent loans resulted from $12.6 million returning to current status and $11.7 million of principal payments or payoffs, partially offset by $17.0 million of additions. Loans 90+ days delinquent includes single family mortgage residential loans, which account for 44% of the balance. Loan delinquencies as a percentage of total loans held-for-investment decreased to 78 basis points for the quarter, primarily resulting from the improvement in our delinquent loans, partially offset by the reduction in our balance sheet over the same period.
Non-performing loans increased slightly to $28.5 million as of June 30, 2019, while non-performing assets finished the second quarter at $29.1 million attributable to an increase in our nonperforming loans as of June 30, 2019, partially offset by a reduction in our other real estate owned and loans 90+ days delinquent and still accruing interest. The increase in performing TDRs during the second quarter was primarily due to one loan relationship.

Exhibit 99.1

Allowance for Loan Losses

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	($ in thousands)
Allowance for loan losses (ALLL)
Balance at beginning of period	$63,885	$62,192	$57,782	$56,678	$54,763
Loans and leases charged off	$(2,451)	$(1,063)	$(2,522)	$(388)	$(950)
Recoveries	$76	$244	$279	$82	$212
Net charge-offs	$(2,375)	$(819)	$(2,243)	$(306)	$(738)
(Reversal of) provision for loan losses	$(1,987)	$2,512	$6,653	$1,410	$2,653
Balance at end of period	$59,523	$63,885	$62,192	$57,782	$56,678
Annualized net loan charge-offs to average total loans held-for-investment	0.13%	0.04%	0.12%	0.02%	0.04%
Reserve for loss on repurchased loans
Balance at beginning of period	$2,486	$2,506	$2,575	$3,149	$3,426
Reversal of provision for loan repurchases	(8)	(20)	(69)	(342)	(165)
Utilization of reserve for loan repurchases	—	—	—	(232)	(112)
Balance at end of period	$2,478	$2,486	$2,506	$2,575	$3,149
Charge-offs for the second quarter totaled $2.5 million, which primarily consisted of a $2.0 million write-down related to one loan relationship and a write-down of $425 thousand related to the sale of single family residential mortgage loans during the quarter. The allowance for loan losses decreased to $59.5 million, or 0.89% of total loans held-for-investment, primarily attributable to the release of $5.0 million resulting from the upcoming securitization of our multifamily portfolio and other decreases in the loan portfolio, partially offset by net charge-offs of $2.4 million and increases in other qualitative provisions during the quarter.

The Company will host a conference call to discuss its second quarter 2019 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, July 25, 2019. Interested parties are welcome to attend the conference call by dialing 888-317-6003, and referencing event code 4783507. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $9 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our 700+ dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Exhibit 99.1

Forward-Looking Statements
This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding depositary shares representing Banc of California, Inc.’s 7.00% Non-Cumulative Perpetual Preferred Stock, Series E and its 7.375% Non-Cumulative Perpetual Preferred Stock, Series D described in this press release is being made pursuant to an Offer to Purchase and related materials that Banc of California, Inc. has filed or will file with the Securities and Exchange Commission (the “SEC”) pursuant to a Schedule TO. The Schedule TO, Offer to Purchase, a related letter of transmittal and other tender offer documents contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials (and all other documents Banc of California, Inc. has filed with the SEC) are available at no charge on the SEC's website at www.sec.gov.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:
Banc of California, Inc.
John A. Bogler, (855) 361-2262

Exhibit 99.1

Banc of California, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
ASSETS
Cash and cash equivalents	$313,850	$304,705	$391,592	$372,221	$385,691
Securities available-for-sale	1,167,687	1,471,303	1,992,500	2,059,832	2,297,124
Loans held-for-sale	597,720	25,191	8,116	9,382	13,753
Loans held-for-investment	6,719,570	7,557,200	7,700,873	7,253,293	7,036,004
Allowance for loan losses	(59,523)	(63,885)	(62,192)	(57,782)	(56,678)
Federal Home Loan Bank and other bank stock	76,373	55,794	68,094	71,308	75,737
Servicing rights, net	2,715	3,053	3,428	3,770	3,869
Other real estate owned, net	276	316	672	434	710
Premises and equipment, net	129,227	130,417	129,394	133,129	135,478
Investments in alternative energy partnerships, net	26,633	26,578	28,988	41,781	44,806
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	5,105	5,726	6,346	6,990	7,683
Deferred income tax, net	42,798	45,111	49,404	47,865	42,334
Income tax receivable	2,547	4,787	2,695	1,764	7,995
Bank owned life insurance investment	108,132	107,552	107,027	106,468	105,917
Right of use assets	24,118	24,519	—	—	—
Other assets	165,559	151,014	146,496	152,933	155,298
Assets of discontinued operations	—	—	19,490	20,290	26,415
Total assets	$9,359,931	$9,886,525	$10,630,067	$10,260,822	$10,319,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$993,745	$1,120,700	$1,023,360	$1,061,557	$1,005,032
Interest-bearing deposits	5,298,545	6,604,232	6,893,284	6,340,185	6,130,762
Total deposits	6,292,290	7,724,932	7,916,644	7,401,742	7,135,794
Advances from Federal Home Loan Bank	1,825,000	935,000	1,520,000	1,640,000	1,805,000
Notes payable, net	173,257	173,203	173,174	173,096	173,017
Reserve for loss on repurchased loans	2,478	2,486	2,506	2,575	3,149
Lease liabilities	25,457	25,893	—	—	—
Due on unsettled securities purchases	—	—	—	17,500	132,546
Accrued expenses and other liabilities	77,905	76,686	72,209	79,231	81,086
Total liabilities	8,396,387	8,938,200	9,684,533	9,314,144	9,330,592
Commitments and contingent liabilities
Preferred stock	231,128	231,128	231,128	231,128	269,071
Common stock	520	518	518	518	517
Common stock, class B non-voting non-convertible	5	5	5	5	4
Additional paid-in capital	627,306	626,608	625,834	624,789	623,372
Retained earnings	146,039	136,943	140,952	140,971	143,880
Treasury stock	(28,786)	(28,786)	(28,786)	(28,786)	(28,786)
Accumulated other comprehensive loss, net	(12,668)	(18,091)	(24,117)	(21,947)	(19,370)
Total stockholders’ equity	963,544	948,325	945,534	946,678	988,688
Total liabilities and stockholders’ equity	$9,359,931	$9,886,525	$10,630,067	$10,260,822	$10,319,280

Exhibit 99.1

Banc of California, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Interest and dividend income
Loans, including fees	$89,159	$90,558	$88,258	$84,795	$81,307
Securities	12,457	17,841	19,882	20,599	21,455
Other interest-earning assets	2,424	2,313	2,990	2,380	2,423
Total interest and dividend income	104,040	110,712	111,130	107,774	105,185
Interest expense
Deposits	28,598	31,443	28,972	25,154	20,315
Federal Home Loan Bank advances	8,289	9,081	9,068	8,996	9,539
Securities sold under repurchase agreements	16	18	25	47	211
Notes payable and other interest-bearing liabilities	2,357	2,362	2,383	2,385	2,356
Total interest expense	39,260	42,904	40,448	36,582	32,421
Net interest income	64,780	67,808	70,682	71,192	72,764
(Reversal of) provision for loan and lease losses	(1,987)	2,512	6,653	1,410	2,653
Net interest income after provision for loan and lease losses	66,767	65,296	64,029	69,782	70,111
Noninterest income
Customer service fees	1,434	1,515	1,786	1,446	1,491
Loan servicing income	121	118	22	439	948
Impairment loss on investment securities	—	—	(3,252)	—	—
Net gain on sale of securities available for sale	—	208	—	13	278
Net gain on sale of loans	2,826	1,553	873	279	821
All other income (loss)	(6,671)	2,901	3,019	2,647	4,523
Total noninterest income	(2,290)	6,295	2,448	4,824	8,061
Noninterest expense
Salaries and employee benefits	27,506	28,439	24,587	24,832	29,440
Occupancy and equipment	7,955	7,686	8,064	8,213	7,883
Professional fees (reimbursement)	(2,903)	11,041	6,206	11,966	6,303
Data processing	1,672	1,496	1,733	1,884	1,678
Advertising	2,048	2,057	3,371	3,152	2,864
Regulatory assessments	2,136	2,482	1,252	2,138	2,196
Reversal of provision for loan repurchases	(61)	(116)	(122)	(360)	(218)
Amortization of intangible assets	621	620	644	693	827
Restructuring (reversal) expense	(158)	2,795	(105)	553	3,983
All other expenses	5,126	3,385	3,153	5,322	5,775
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships	43,942	59,885	48,783	58,393	60,731
(Gain) loss on investments in alternative energy partnerships	(355)	1,950	786	2,484	1,808
Total noninterest expense	43,587	61,835	49,569	60,877	62,539
Income from continuing operations before income taxes	20,890	9,756	16,908	13,729	15,633
Income tax expense	4,308	2,719	6,117	3,301	1,779
Income from continuing operations	16,582	7,037	10,791	10,428	13,854

Income from discontinued operations before income taxes	—	—	347	924	1,281
Income tax expense	—	—	100	256	355
Income from discontinued operations	—	—	247	668	926
Net income	16,582	7,037	11,038	11,096	14,780
Preferred stock dividends	4,308	4,308	4,308	4,970	5,113

Exhibit 99.1

Income allocated to participating securities	271	—	—	—	86
Participating securities dividends	94	202	203	202	203
Impact of preferred stock redemption	—	—	—	2,307	—
Net income available to common stockholders	$11,909	$2,527	$6,527	$3,617	$9,378
Basic earnings per common share
Income from continuing operations	$0.23	$0.05	$0.12	$0.06	$0.17
Income from discontinued operations	—	—	0.01	0.01	0.02
Net income	$0.23	$0.05	$0.13	$0.07	$0.19
Diluted earnings per common share
Income from continuing operations	$0.23	$0.05	$0.12	$0.06	$0.16
Income from discontinued operations	—	—	0.01	0.01	0.02
Net income	$0.23	$0.05	$0.13	$0.07	$0.18
Weighted average number of common shares outstanding
Basic	50,857,137	50,676,722	50,651,805	50,656,076	50,593,429
Diluted	50,964,956	50,846,722	50,812,874	50,899,464	50,919,091
Dividends declared per common share	$0.06	$0.13	$0.13	$0.13	$0.13

Exhibit 99.1

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Profitability and other ratios of consolidated operations
Return on average assets(1)	0.69%	0.28%	0.43%	0.43%	0.58%
Return on average equity(1)	6.91%	2.98%	4.56%	4.40%	5.92%
Return on average tangible common equity(2)	7.43%	1.91%	4.19%	2.49%	6.03%
Dividend payout ratio(3)	26.09%	260.00%	100.00%	185.71%	68.42%
Net interest spread	2.50%	2.47%	2.56%	2.62%	2.75%
Net interest margin(1)	2.86%	2.81%	2.88%	2.93%	3.01%
Noninterest income (loss) to total revenue(4)	(3.66)%	8.49%	3.60%	7.42%	11.16%
Noninterest income (loss) to average total assets(1)	(0.10)%	0.25%	0.10%	0.22%	0.36%
Noninterest expense to average total assets(1)	1.82%	2.43%	1.92%	2.38%	2.45%
Efficiency ratio(2)(5)	69.75%	83.44%	67.47%	79.15%	76.17%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(2)(5)	67.84%	83.00%	67.09%	77.88%	73.50%
Average loans held-for-investment to average deposits	104.38%	100.45%	97.40%	97.00%	98.63%
Average securities available-for-sale to average total assets	13.58%	17.00%	19.85%	21.28%	22.27%
Average stockholders’ equity to average total assets	10.02%	9.29%	9.38%	9.85%	9.78%

(1)	Ratios are presented on an annualized basis.

(2)	The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.

(3)	The ratio is calculated by dividing dividends declared per common share by basic earnings per common share.

(4)	Total revenue is equal to the sum of net interest income before provision for loan and lease losses and noninterest income (loss).

(5)	The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for loan and lease losses and noninterest income (loss).

Exhibit 99.1

Banc of California, Inc.
Selected Financial Data, Continued
(Dollars in thousands)
(Unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Loans and ALLL by loan origination type
Loan breakdown by origination type
Originated loans	$6,181,583	$6,991,056	$7,105,171	$6,683,683	$6,446,127
Acquired loans not impaired at acquisition	537,987	566,144	595,702	569,610	589,877
Total loans	$6,719,570	$7,557,200	$7,700,873	$7,253,293	$7,036,004
ALLL breakdown by origination type
Originated loans	$58,135	$63,003	$61,256	$56,672	$55,534
Acquired loans not impaired at acquisition	1,388	882	937	1,110	1,144
Total ALLL	$59,523	$63,885	$62,193	$57,782	$56,678
Discount on acquired loans not impaired at acquisition	$10,680	$11,184	$11,645	$12,311	$12,932
Percentage of ALLL to:
Originated loans	0.94%	0.90%	0.86%	0.85%	0.86%
Originated loans and acquired loans not impaired at acquisition	0.89%	0.85%	0.81%	0.80%	0.81%
Total loans	0.89%	0.85%	0.81%	0.80%	0.81%

Exhibit 99.1

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			December 31, 2018
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale (1)	$47,233	$265	2.25%	$31,374	$228	2.95%	$33,243	$221	2.64%
SFR mortgage	2,059,704	21,390	4.17%	2,312,900	24,062	4.22%	2,260,205	23,585	4.14%
Commercial real estate, multifamily, and construction	3,406,672	39,659	4.67%	3,387,698	38,117	4.56%	3,246,860	37,403	4.57%
Commercial and industrial, SBA, and lease financing	1,872,289	26,940	5.77%	1,920,220	27,235	5.75%	1,791,708	26,219	5.81%
Other consumer	59,806	905	6.07%	62,558	916	5.94%	68,479	990	5.74%
Gross loans and leases	7,445,704	89,159	4.80%	7,714,750	90,558	4.76%	7,400,495	88,418	4.74%
Securities	1,304,876	12,457	3.83%	1,751,509	17,841	4.13%	2,032,632	19,882	3.88%
Other interest-earning assets	342,908	2,424	2.84%	321,823	2,313	2.91%	318,419	2,990	3.73%
Total interest-earning assets	9,093,488	104,040	4.59%	9,788,082	110,712	4.59%	9,751,546	111,290	4.53%
Allowance for loan losses	(63,046)			(61,924)			(58,099)
BOLI and non-interest earning assets	580,133			575,559			544,302
Total assets	$9,610,575			$10,301,717			$10,237,749

Interest-bearing liabilities
Savings	$1,083,571	$4,950	1.83%	$1,201,802	$5,480	1.85%	$1,279,155	$5,663	1.76%
Interest-bearing checking	1,580,165	4,554	1.16%	1,554,846	4,525	1.18%	1,666,884	4,916	1.17%
Money market	853,007	3,902	1.83%	887,538	4,128	1.89%	803,157	3,168	1.56%
Certificates of deposit	2,537,060	15,192	2.40%	2,982,980	17,310	2.35%	2,759,665	15,225	2.19%
Total interest-bearing deposits	6,053,803	28,598	1.89%	6,627,166	31,443	1.92%	6,508,861	28,972	1.77%
FHLB advances	1,287,121	8,289	2.58%	1,422,100	9,081	2.59%	1,447,348	9,068	2.49%
Securities sold under repurchase agreements	2,173	16	2.95%	2,350	18	3.11%	3,116	25	3.18%
Long-term debt and other interest-bearing liabilities	174,161	2,357	5.43%	174,230	2,362	5.50%	174,281	2,383	5.42%
Total interest-bearing liabilities	7,517,258	39,260	2.09%	8,225,846	42,904	2.12%	8,133,606	40,448	1.97%
Noninterest-bearing deposits	1,034,205			1,021,741			1,054,790
Non-interest-bearing liabilities	96,179			97,430			89,111
Total liabilities	8,647,642			9,345,017			9,277,507
Total stockholders’ equity	962,933			956,700			960,242
Total liabilities and stockholders’ equity	$9,610,575			$10,301,717			$10,237,749

Net interest income/spread		$64,780	2.50%		$67,808	2.47%		$70,842	2.56%
Net interest margin			2.86%			2.81%			2.88%

Ratio of interest-earning assets to interest-bearing liabilities	120.97%			118.99%			119.89%
Total deposits	$7,088,008	$28,598	1.62%	$7,648,907	$31,443	1.67%	$7,563,651	$28,972	1.52%
Total funding (2)	$8,551,463	$39,260	1.84%	$9,247,587	$42,904	1.88%	$9,188,396	$40,448	1.75%

(1)	Includes loans held-for-sale of discontinued operations for the three months ended December 31, 2018.

(2)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Exhibit 99.1

	Three Months Ended
	September 30, 2018			June 30, 2018
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale (1)	$42,754	$263	2.44%	$54,791	$328	2.40%
SFR mortgage	2,222,602	23,461	4.19%	2,223,608	22,790	4.11%
Commercial real estate, multifamily, and construction	3,091,706	35,838	4.60%	2,989,014	33,736	4.53%
Commercial and industrial, SBA, and lease financing	1,739,711	24,382	5.56%	1,707,478	23,664	5.56%
Other consumer	69,600	981	5.59%	80,188	978	4.89%
Gross loans and leases	7,166,373	84,925	4.70%	7,055,079	81,496	4.63%
Securities	2,163,037	20,599	3.78%	2,279,416	21,455	3.78%
Other interest-earning assets	335,160	2,380	2.82%	392,342	2,423	2.48%
Total interest-earning assets	9,664,570	107,904	4.43%	9,726,837	105,374	4.35%
Allowance for loan losses	(56,730)			(54,903)
BOLI and non-interest earning assets	554,636			565,224
Total assets	$10,162,476			$10,237,158

Interest-bearing liabilities
Savings	1,231,696	5,122	1.65%	1,055,693	3,886	1.48%
Interest-bearing checking	1,789,679	5,054	1.12%	1,822,856	4,182	0.92%
Money market	966,165	3,455	1.42%	1,134,280	3,689	1.30%
Certificates of deposit	2,332,181	11,523	1.96%	2,079,932	8,558	1.65%
Total interest-bearing deposits	6,319,721	25,154	1.58%	6,092,761	20,315	1.34%
FHLB advances	1,528,674	8,996	2.33%	1,827,307	9,539	2.09%
Securities sold under repurchase agreements	6,418	47	2.91%	29,907	211	2.83%
Long-term debt and other interest-bearing liabilities	174,361	2,385	5.43%	174,296	2,356	5.42%
Total interest-bearing liabilities	8,029,174	36,582	1.81%	8,124,271	32,421	1.60%
Noninterest-bearing deposits	1,023,890			1,004,502
Non-interest-bearing liabilities	108,593			107,529
Total liabilities	9,161,657			9,236,302
Total stockholders’ equity	1,000,819			1,000,856
Total liabilities and stockholders’ equity	$10,162,476			$10,237,158

Net interest income/spread		$71,322	2.62%		$72,953	2.75%
Net interest margin			2.93%			3.01%

Ratio of interest-earning assets to interest-bearing liabilities	120.37%			119.73%
Total deposits	$7,343,611	$25,154	1.36%	$7,097,263	$20,315	1.15%
Total funding (2)	$9,053,064	$36,582	1.60%	$9,128,773	$32,421	1.42%

(1)	Includes loans held-for-sale of discontinued operations.

(2)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Exhibit 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Return on average tangible common equity and efficiency ratio, as adjusted, tangible common equity to tangible assets, and tangible common equity per common share constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, goodwill, and other intangible assets from stockholders' equity. Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted efficiency ratio is calculated by subtracting loss on investments in alternative energy partnerships from noninterest expense and adding total pre-tax return, which includes the loss on investments in alternative energy partnerships, to the sum of net interest income and noninterest income (total revenue). Management believes the presentation o these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the final results and operating performance of the Company.
This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Exhibit 99.1

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,359,931	$9,886,525	$10,630,067	$10,260,822	$10,319,280
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(5,105)	(5,726)	(6,346)	(6,990)	(7,683)
Tangible assets(1)	$9,317,682	$9,843,655	$10,586,577	$10,216,688	$10,274,453

Total stockholders' equity	$963,544	$948,325	$945,534	$946,678	$988,688
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(5,105)	(5,726)	(6,346)	(6,990)	(7,683)
Tangible equity(1)	921,295	905,455	902,044	902,544	943,861
Less preferred stock	(231,128)	(231,128)	(231,128)	(231,128)	(269,071)
Tangible common equity(1)	$690,167	$674,327	$670,916	$671,416	$674,790

Total stockholders' equity to total assets	10.29%	9.59%	8.89%	9.23%	9.58%
Tangible equity to tangible assets(1)	9.89%	9.20%	8.52%	8.83%	9.19%
Tangible common equity to tangible assets(1)	7.41%	6.85%	6.34%	6.57%	6.57%

Common shares outstanding	50,397,769	50,315,490	50,172,018	50,180,607	50,142,955
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	403,778
Total common shares outstanding	50,875,090	50,792,811	50,649,339	50,657,928	50,546,733

Tangible common equity per common share(1)	$13.57	$13.28	$13.25	$13.25	$13.35
Book value per common share	$14.40	$14.12	$14.10	$14.13	$14.24
(1)Non-GAAP measure.

Exhibit 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Return on tangible common equity
Average total stockholders' equity	$962,933	$956,700	$960,242	$1,000,819	$1,000,856
Less average preferred stock	(231,128)	(231,128)	(231,128)	(260,822)	(269,071)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(5,503)	(6,128)	(6,731)	(7,412)	(8,110)
Average tangible common equity(1)	$689,158	$682,300	$685,239	$695,441	$686,531

Net income	$16,582	$7,037	$11,038	$11,096	$14,780
Less preferred stock dividends and impact of preferred stock redemption	(4,308)	(4,308)	(4,308)	(7,277)	(5,113)
Add amortization of intangible assets	621	620	644	693	827
Add impairment on intangible assets	—	—	—	—	—
Less tax effect on amortization and impairment of intangible assets	(130)	(130)	(135)	(146)	(174)
Net income available to common stockholders(1)	$12,765	$3,219	$7,239	$4,366	$10,320

Return on average equity	6.91%	2.98%	4.56%	4.40%	5.92%
Return on average tangible common equity(1)	7.43%	1.91%	4.19%	2.49%	6.03%

Statutory tax rate utilized for calculating tax effect on amortization and impairment of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships
Noninterest expense	$43,587	$61,835	$49,578	$60,977	$62,554
Gain (loss) on investments in alternative energy partnerships	355	(1,950)	(786)	(2,484)	(1,808)
Adjusted noninterest expense(1)	$43,942	$59,885	$48,792	$58,493	$60,746

Net interest income	$64,780	$67,808	$70,842	$71,322	$72,953
Noninterest income	(2,290)	6,295	2,644	5,718	9,168
Total revenue	62,490	74,103	73,486	77,040	82,121
Tax credit from investments in alternative energy partnerships	1,680	—	—	412	1,912
Deferred tax expense on investments in alternative energy partnerships	(176)	—	—	(43)	(211)
Tax effect on tax credit and deferred tax expense	426	—	26	180	631
Gain (loss) on investments in alternative energy partnerships	355	(1,950)	(786)	(2,484)	(1,808)
Total pre-tax adjustments for investments in alternative energy partnerships	2,285	(1,950)	(760)	(1,935)	524
Adjusted total revenue(1)	$64,775	$72,153	$72,726	$75,105	$82,645
Efficiency ratio(1)	69.75%	83.44%	67.47%	79.15%	76.17%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(1)	67.84%	83.00%	67.09%	77.88%	73.50%
Effective tax rate utilized for calculating tax effect on tax credit and deferred tax expense	22.07%	27.00%	27.42%	32.81%	27.07%
(1)Non-GAAP measure.

Exhibit 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Noninterest Expense	Q2 2019 non-core adjustments	Q2 Core Operating Expense(1)
Salaries and employee benefits	$27,506	$—	$27,506
Occupancy and equipment	7,955	(797)	7,158
Professional fees (reimbursement)	(2,903)	6,214	3,311
Data processing	1,672	—	1,672
Advertising	2,048	—	2,048
Regulatory assessments	2,136	—	2,136
Reversal of provision for loan repurchases	(61)	—	(61)
Amortization of intangible assets	621	—	621
Restructuring (reversal) expense	(158)	158	—
All other expenses	5,126	—	5,126
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships	43,942	5,575	49,517
(Gain) loss on investments in alternative energy partnerships	(355)	—	(355)
Total noninterest expense	$43,587	$5,575	$49,162
(1)Non-GAAP measure.